COPY

ETNA RESOURCES INC.

STOCK OPTION PLAN

OPTION AGREEMENT

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until January 16, 2009. Unless permitted under securities legislation, the Optionee must not trade the Option Shares until January 16, 2009.

This Option Agreement is entered into between **Etna Resources Inc.** (the "Company") and the Optionee named below pursuant to the Company Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1. on September 15, 2008 (the "Grant Date");

2. **DAVID TERRY** (the "Optionee");

3. was granted the option (the "Option") to purchase 300,000 Common Shares (the "Option Shares") of the Company;

4. for the price (the "Option Price") of $0.15 per share;

5. which shall be exercisable ("Vested") as to 25% of the Option shall become Vested on the date that the Company's Shares are listed for trading on a recognized Exchange and 12 1/2% every quarter thereafter;

6. terminating on the September 15, 2013 (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan. For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the 15th day of September, 2008.

ETNA RESOURCES INC.
Per:

/s/ David Terry
DAVID TERRY

/s/ Jerry Minni
Authorized Signatory